Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR OCTOBER 2019

Dallas, Texas, October 4, 2019 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.238780 per unit, payable on October 29, 2019, to unit holders of record on October 15, 2019. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/.

This distribution reflects primarily the oil production for July 2019 and the gas production for June 2019. Preliminary production volumes are approximately 54,364 barrels of oil and 748,246 Mcf of gas. Preliminary prices are approximately $48.87 per barrel of oil and $2.03 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	54,364	748,246	$48.87	$2.03
Prior Month	60,753	737,353	$53.59	$1.33

Revenues are only distributed after they are received, verified and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of September, approximately $3,356,751 of revenue received will be posted in the following month of October in addition to normal receipts during October. Since the close of business in September and prior to this press release, approximately $1,235,000 in revenue has been received.

The 2018 Annual Report with Form 10-K with the January 1, 2019 Reserve Summary and the 1st and 2nd Quarter 2019 reports are now available on Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper
SVP, Royalty Trust Services
Simmons Bank
Toll Free (855) 588-7839